Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM EXCEEDS GUIDANCE WITH STRONG FISCAL FIRST QUARTER FINANCIAL RESULTS

Company Raises Fiscal 2018 Outlook and Updates 2020 Long-Range Financial Objectives
to Reflect Benefit of New U.S. Tax Reform Legislation

CHICAGO, January 26, 2018 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced financial results for its fiscal first quarter ended December 31, 2017, raised its fiscal 2018 full-year outlook and updated its 2020 long-range financial objectives to reflect the benefit of new U.S. tax reform legislation.

For the fiscal first quarter, Hill-Rom reported earnings of $1.31 per diluted share compared to $0.36 per diluted share in the prior-year period. These results reflect after-tax special items, including a net tax benefit of $0.89 per diluted share primarily related to new U.S. tax reform legislation. On an adjusted basis, excluding special items, earnings of $0.92 per diluted share rose 23 percent from $0.75 per diluted share in the prior-year period. These results reflect solid revenue growth, continued margin expansion, strategic investments to drive future growth and a lower tax rate, including a benefit of $0.06 per diluted share related to U.S. tax reform legislation. Adjusted earnings of $0.92 per diluted share exceeded the company’s previously-issued guidance of $0.77 to $0.79 per diluted share. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“We are pleased to start the year with strong financial performance, and we are raising our outlook for 2018 and updating our long-range financial objectives through 2020 to reflect the benefit of recent U.S. tax reform legislation,” said John J. Greisch, Hill-Rom’s president and chief executive officer. “Our financial outlook continues to reflect our commitment to accelerate revenue growth, advance innovation, and capitalize on our attractive growth prospects to create significant value for customers, patients and shareholders."

Fiscal First Quarter Financial Results

In the fiscal first quarter, Hill-Rom’s worldwide revenue of $670 million increased 5 percent compared to the fiscal first quarter of last year, or 3 percent on a constant currency basis. Domestic revenue of $453 million grew 2 percent, while revenue outside the U.S. of $217 million advanced 13 percent, or 7 percent on a constant currency basis.

Hill-Rom’s core revenue advanced 2 percent on a constant currency basis, exceeding the company’s guidance. Core revenue excludes foreign currency, divestitures, other non-strategic assets the company may exit, and Mortara.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $334 million was comparable to the prior year on a reported basis and declined 2 percent on a constant currency basis. Core revenue increased 2 percent on a constant currency basis.

•
Front Line Care: Front Line Care revenue of $225 million increased 11 percent on a reported basis and increased 10 percent on a constant currency basis. Core revenue declined 1 percent on a constant currency basis.

•	Surgical Solutions: Surgical Solutions revenue of $111 million advanced 10 percent on a reported basis and rose 6 percent on a constant currency basis.

Gross margin of 47.7 percent expanded 20 basis points compared to the prior-year gross margin, while operating margin of 7.9 percent was lower than the prior year by 90 basis points. On an adjusted basis, gross margin expanded 20 basis points to 47.7 percent and operating margin expanded 10 basis points to 14.7 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

Recent Highlights

Supporting the company’s strategies and financial performance were several achievements aimed at transforming the portfolio, advancing innovation and delivering value to shareholders. Highlights include:

•
Launching innovative products and service solutions to drive accelerated future growth, such as the Centrella™ Smart+ bed, which transforms care by providing optimized patient safety, enhanced patient satisfaction and advanced caregiver efficiency. Now available in the U.S. and Canada, the new scalable platform also integrates with the NaviCare® Patient Safety application, including integrated technology, services, clinical programs and clinical expertise to prevent and reduce the risk of falls.

•
Allowing patients to monitor their health outside the physician office using the clinically trusted Welch Allyn Home™ Blood Pressure Monitor. Welch Allyn Home™ 1700 Series Blood Pressure Monitor with SureBP® technology and Welch Allyn Home™ Weight Scale are now offered as standard peripherals with Honeywell Life Care Solution's Genesis Touch® remote patient monitoring kits, providing patients and providers the opportunity to capture accurate readings and deliver the highest quality-of-care outside of the traditional healthcare setting.

•
Improving clinician decision-making and simplifying clinical workflows with the launch of the Connex® Cardio ECG (electrocardiograph). The PC-based resting ECG combines the clinical excellence of Mortara technology with Welch Allyn EMR connectivity expertise to ensure an accurate, high-fidelity ECG test for physicians to identify, manage and track conditions like heart disease and stroke.

•
Introducing the TruSystem™ 7500 MR Neuro Surgical Table, which integrates with the IMRIS MR Neuro tabletop to support better patient treatment and optimize the surgical workflow. The new surgical table will be an essential component of the IMRIS Surgical Theater, a suite of intraoperative imaging technologies that allow neurosurgeons to see critical anatomical detail during surgery.

•
Advancing Hill-Rom’s “Vision for All” campaign by announcing Hill-Rom’s contracted tele-ophthalmology services provider, RetinaVue, P.C., received the prestigious Gold Seal of Approval® from The Joint Commission. RetinaVue, P.C., is the first tele-ophthalmology provider to earn this quality certification, which reflects the organization’s commitment to providing safe and effective care, and demonstrating continuous compliance with nationally recognized standards.

2018 Financial Outlook

Hill-Rom provided its fiscal second quarter financial outlook and raised its full-year 2018 guidance. For the full-year 2018, Hill-Rom continues to expect revenue to increase 3 to 4 percent on a reported basis and approximately 2 to 3 percent on a constant currency basis. The company continues to expect core revenue to increase approximately 3 percent. Core revenue excludes foreign currency, divestitures, other non-strategic assets the company may exit, and Mortara revenue prior to the anniversary date of the acquisition. Based on Hill-Rom’s first quarter results and benefit related to the new U.S. tax reform legislation, Hill-Rom now expects adjusted earnings, excluding special items, of $4.57 to $4.65 per diluted share and approximately $350 million in operating cash flow.

For the fiscal second quarter 2018, Hill-Rom expects revenue to increase approximately 4 percent on a reported basis, approximately 2 percent on a constant currency basis, and core revenue to increase approximately 2 percent. Hill-Rom expects adjusted earnings, excluding special items, of $1.00 to $1.02 per diluted share.

Updated 2020 Long-Range Financial Objectives

Based on a preliminary assessment of new U.S. tax reform legislation, Hill-Rom expects a positive impact on its adjusted effective tax rate and adjusted earnings, and is updating its 2020 financial outlook. The tax-reform benefit is expected to result in an estimated adjusted effective tax rate of approximately 24 percent going forward, and Hill-Rom now expects to grow adjusted earnings per share in the 12 to 14 percent range on a compound annual basis through 2020. This compares to the company’s prior guidance of growth in adjusted earnings per share of 10 to 12 percent on a compound annual basis through 2020. In addition, the company now expects to generate cumulative operating cash flow of approximately $1.2 billion and cumulative free cash flow of approximately $850 million over the next three years.

Hill-Rom continues to expect reported revenue growth (on a constant currency basis) to be in the 3 to 4 percent range on a compound annual basis from 2017 through 2020. The company also continues to expect to accelerate core revenue growth (on a constant currency basis) to the 4 to 5 percent range on a compound annual basis. Core revenue adjusts for recent divestitures and other non-strategic assets the company may exit before 2020, with 2017 annual revenue of approximately $100 million.

Hill-Rom is reaffirming its commitment to drive continued margin expansion, targeting an adjusted gross margin of approximately 50 percent and adjusted operating margin in the 19 to 20 percent range by 2020. Expansion is expected to be driven by product mix benefits, margin-accretive new product revenue of more than $350 million by 2020 and ongoing business optimization initiatives as previously announced. The company continues to expect to drive approximately $50 million in pre-tax business optimization savings over the next several years, a portion of which will be reinvested to align resources with key priority growth areas, expand internationally and enhance global capabilities across the business.

……………………………………………
Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc., routinely provides gross margin, operating margin, income tax expense, and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges, the one-time impact of the new U.S. tax reform legislation, and other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Our adjusted earnings per diluted share guidance excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.15 to $1.25 per diluted share for the year, and the one-time impact of new U.S. tax reform legislation we expect to record during fiscal 2018. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are being evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per share guidance to GAAP earnings per share has not been provided. However, as a result of significant recent acquisitions, our ongoing footprint and portfolio optimization, and the new U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per share.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) or 8:30 a.m. (ET).

Conference Call Audio Only Dial-in information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The Confirmation Code is 9068579.

Webcast: A simultaneous webcast of the call will be accessible via the company’s website at https://ir.hill-rom.com. A recording of the webcast/call audio will be available for telephone replay through February 2, 2018. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code #9068579. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company whose products, services and more than 10,000 employees worldwide help people get better care inside and outside the hospital. Our innovations in five core areas – Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency, and Respiratory Health – improve clinical and economic outcomes and ensure caregivers in more than 100 countries have the products they need to protect patients, speed up recoveries and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data, unaudited)

	Quarter Ended December 31
	2017	2016
Net revenue
Product sales and service	$575.2	$541.9
Rental revenue	94.5	95.5
Total revenue	669.7	637.4
Cost of revenue
Cost of goods sold	304.1	288.4
Rental expenses	46.0	46.4
Total cost of revenue	350.1	334.8
Gross profit
Product sales and service	271.1	253.5
Rental	48.5	49.1
Total gross profit	319.6	302.6
As a percentage of sales	47.7%	47.5%

Research and development expenses	32.3	32.0
Selling and administrative expenses	221.7	208.8
Special charges	13.5	5.8

Operating profit	52.1	56.0

Other income (expense), net	(21.3)	(20.7)

Income tax expense	(57.5)	11.8

Net income	88.3	23.5

Less: Net loss attributable to noncontrolling interests	—	(0.3)

Net income attributable to common shareholders	$88.3	$23.8

Diluted earnings per share	$1.31	$0.36

Average common shares outstanding - diluted (thousands)	67,432	66,860

Dividends per common share	$0.18	$0.17

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions, unaudited)

					U.S.	OUS
	Quarter Ended December 31		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$575.2	$541.9	6.1%	3.8%	2.2%	13.9%	7.0%

Rental revenue	94.5	95.5	(1.0)%	(1.9)%	(1.8)%	4.7%	(2.9)%

Total revenue	$669.7	$637.4	5.1%	3.0%	1.5%	13.4%	6.5%

Patient Support Systems	$334.4	$335.2	(0.2)%	(1.9)%	(1.9)%	4.6%	(2.0)%

Front Line Care	224.6	201.8	11.3%	9.8%	7.1%	22.8%	17.0%

Surgical Solutions	110.7	100.4	10.3%	5.8%	1.8%	18.6%	9.7%

Total revenue	$669.7	$637.4	5.1%	3.0%	1.5%	13.4%	6.5%

OUS - Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data, unaudited)

	Quarter Ended December 31, 2017					Quarter Ended September 30, 2016
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	47.7%	7.9%	$30.8	$(57.5)	$1.31	47.5%	8.8%	$35.3	$11.8	$0.36
Adjustments:
Acquisition and integration costs	—%	0.4%	2.4	0.6	0.03	—%	0.9%	6.0	2.2	0.06
Acquisition-related intangible asset amortization	—%	4.0%	26.7	6.6	0.30	—%	4.0%	25.5	8.3	0.26
Litigation settlements and expenses	—%	0.6%	4.0	1.1	0.04	—%	—%	—	—	—
Special charges	—%	2.0%	13.5	3.5	0.15	—%	0.9%	5.8	1.9	0.06
Tax law change	—%	—%	—	60.3	(0.89)	—%	—%	—	(2.2)	0.03
Gain on disposition	—%	—%	(1.0)	—	(0.01)	—%	—%	(1.0)	(0.4)	(0.01)
Adjusted Basis	47.7%	14.7%	$76.4	$14.6	$0.92	47.5%	14.6%	$71.6	$21.6	$0.75
[1] Total does not add due to rounding

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions, unaudited)

	December 31, 2017	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$233.7	$231.8
Trade accounts receivable, net of allowances	511.0	579.3
Inventories, net	298.5	284.5
Other current assets	75.1	70.6
Total current assets	1,118.3	1,166.2

Property, plant and equipment, net	357.9	355.4
Intangible assets
Goodwill	1,761.1	1,759.6
Other intangible assets and software, net	1,116.1	1,144.0
Other assets	107.1	103.5

Total Assets	$4,460.5	$4,528.7

Liabilities
Current Liabilities
Trade accounts payable	$147.7	$167.9
Short-term borrowings	212.3	188.9
Other current liabilities	277.3	301.9
Total current liabilities	637.3	658.7

Long-term debt	2,036.3	2,120.4
Other long-term liabilities	322.8	384.0

Total Liabilities	2,996.4	3,163.1

Total Shareholders' Equity Attributable to Common Shareholders	1,457.1	1,358.2

Noncontrolling interests	7.0	7.4

Total Shareholders' Equity	1,464.1	1,365.6

Total Liabilities and Shareholders' Equity	$4,460.5	$4,528.7

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions, unaudited)

	Quarter Ended September 30
	2017	2016
Operating Activities
Net income	$88.3	$23.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.8	20.8
Amortization	4.9	5.0
Acquisition-related intangible asset amortization	26.7	25.5
Provision for deferred income taxes	(86.4)	(6.1)
(Gain) Loss on disposal of property, equipment leased to others, intangible assets, and impairments	(0.6)	0.4
Gain on sale of businesses	(1.0)	(1.0)
Stock compensation	6.3	5.1
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	69.6	35.5
Inventories	(13.1)	(1.0)
Other current assets	(5.2)	14.9
Trade accounts payable	(17.7)	(7.6)
Accrued expenses and other liabilities	(24.0)	(46.2)
Other, net	25.5	2.2
Net cash provided by operating activities	93.1	71.0
Investing Activities
Capital expenditures and purchases of intangible assets	$(27.3)	$(22.4)
Proceeds on sale of property and equipment leased to others	1.6	4.1
Proceeds on sale of businesses	1.0	4.5
Other	(0.4)	(0.3)
Net cash used in investing activities	(25.1)	(14.1)
Financing Activities
Proceeds from borrowings on long-term debt	$1.0	$—
Payment of long-term debt	(27.4)	(18.3)
Borrowings on Revolving Credit Facility	30.0	45.0
Payments on Revolving Credit Facility	(80.0)	(35.8)
Borrowings on Securitization Program	30.9	—
Payments on Securitization Program	(16.6)	—
Payment of cash dividends	(11.9)	(11.1)
Proceeds from exercise of stock options	8.0	2.5
Proceeds from stock issuance	1.4	1.0
Treasury stock acquired	(3.5)	(33.5)
Net cash provided by (used in) financing activities	(68.1)	(50.2)
Effect of exchange rate changes on cash	2.0	(7.2)
Net Cash Flows	1.9	(0.5)
Cash and Cash Equivalents
At beginning of period	231.8	232.2
At end of period	$233.7	$231.7